EXHIBIT  23.2



               Consent of Independent Certified Public Accountants




The Board of Directors
Roberts Dodge, Inc. and Affiliated Company:


We consent to the incorporation by reference in the registration statement on Form S-8 of Lithia Motors, Inc. of our report dated October 25, 1996 relating to the combined balance sheets of Roberts Dodge, Inc. and Affiliated Company as of December 31, 1995 and the related combined statements of operations, changes in owners' equity and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the Registration Statement (No. 333-14031) on Form S-1 of Lithia Motors, Inc.



                                           /s/  KPMG Peat Marwick LLP


Portland, Oregon
February 6, 1997


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